Exhibit 99.1

News Release	Contact: Bruce Russell (310) 346-6131 brussell@cyanotech.com

Cyanotech Reports Financial Results for the Second Quarter and First Six Months of Fiscal 2021

KAILUA KONA, Hawaii (November 12, 2020) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in microalgae-based, high-value nutrition and health products, announced financial results for the second quarter and first six months of fiscal year 2021, ended September 30, 2020.

Cyanotech’s Chief Executive Officer, Gerald R. Cysewski, Ph.D., said: “Cyanotech continues to focus on its core operational functions.  In packaged goods, we are seeing an increase in sales to customers with an on-line presence as the COVID-19 restrictions impact brick and mortar stores.”

“On October 1, 2020, we launched a line extension of BioAstin® Hawaiian Astaxanthin® in a new delivery form, water dispersible powder, available in both 1% and 2% concentrations to the bulk ingredients market worldwide.”

Second Quarter Fiscal 2021

Cyanotech reported net sales of $8,571,000 for the second quarter of fiscal 2021 compared to $7,690,000 for the second quarter of fiscal 2020. Gross profit was $3,301,000, with gross profit margin of 38.5%, compared to gross profit of $3,063,000 and gross profit margin of 39.8%. Operating income for the second quarter was $282,000 compared to $409,000 last year. Net income was $155,000, or $0.03 per diluted share, compared to a net income of $228,000, or $0.04 per diluted share.

Six Months Fiscal 2021

For the six months ended September 30, 2020, Cyanotech reported net sales of $15,923,000 compared to $15,761,000 for the same period in fiscal 2020. Gross profit was $6,276,000, with gross profit margin of 39.4%, compared to gross profit of $6,738,000 and gross profit margin of 42.8%. Net income was $293,000, or $0.05 per diluted share, compared to a net income of $95,000, or $0.02 per diluted share.

Trailing Twelve Months

For the trailing twelve months ended September 30, 2020, compared to the trailing twelve months ended September 30, 2019, net sales were $32,060,000 compared to $31,863,000. Gross profit was $12,238,000, with gross profit margin of 38.2%, compared to $13,082,000 and 41.1%. Net income was $586,000 or $0.10 per diluted share, compared to net loss of ($1,091,000) or ($0.19) per diluted share.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

Please review the Company’s Form 10-Q for the period ended September 30, 2020 for more detailed information.

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— Cyanotech will host a Skype broadcast at 8:00 PM EDT on Friday, November 13, 2020 to respond to questions about its operating results and other topics of interest. Interested parties are asked to submit questions to questions@cyanotech.com before 12 p.m. (noon) EDT on Friday, November 13, 2020. The Company will respond only to relevant questions relating to the Company’s second quarter fiscal 2021 financial performance and will not be accepting any questions or comments during the broadcast.

To join the broadcast, please browse http://cyanotech.com/meet approximately five minutes prior to the start time.

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About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology for more than 30 years, produces BioAstin® Hawaiian Astaxanthin® and Hawaiian Spirulina Pacifica®. These all-natural, dietary ingredients and supplements leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. The Company’s mission is to fulfill the promise of whole health through Hawaiian microalgae. Cyanotech’s BioAstin® offers superior antioxidant activity which supports skin, eye and joint health, as well as recovery from exercise*. Cyanotech's Spirulina products offer nutrition that supports cardiovascular health and immunity*. All Cyanotech products are produced from microalgae grown at our 96-acre facility in Kona, Hawaii using patented and proprietary technology and are Generally Recognized as Safe (GRAS) for use in food products. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to dietary supplement, nutraceutical and cosmeceutical manufacturers and marketers. The Company is regulated by the Food and Drug Administration (“FDA”). Visit www.cyanotech.com for more information.

*These statements have not been evaluated by the FDA. This product is not intended to diagnose, treat, cure or prevent any disease.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995 Besides statements of present fact and historical fact, this press release may contain forward-looking statements. Forward-looking statements relate to the future and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution against relying on forward-looking statements. Important factors that could change actual, future results include: changes in sales levels to our largest customers, weather patterns in Hawaii, production problems, risks associated with new products, foreign exchange fluctuations, and availability of financing, as well as national and global political, economic, business, competitive, market and regulatory conditions. Other factors are more fully detailed in the Company’s annual Form 10-K filings with the Securities and Exchange Commission.

Financial Tables Follow: The following tables do not contain footnotes or other information contained in the Company’s Form 10-Q for the second quarter fiscal 2021 ended September 30, 2020, which can be found on the Cyanotech website (www.cyanotech.com) under Investors>Investor Filings upon filing. As such, the following Financial Tables are provided only as a guide and other factors are more fully detailed in the Company’s annual Form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

CYANOTECH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	September 30, 2020	March 31, 2020
ASSETS
Current assets:
Cash	$4,253	$2,417
Accounts receivable, net of allowance for doubtful accounts of $34 at September 30, 2020 and $13 at March 31, 2020	2,083	2,154
Inventories, net	10,074	9,653
Prepaid expenses and other current assets	433	504
Total current assets	16,843	14,728

Equipment and leasehold improvements, net	12,590	13,042
Operating lease right-of-use assets, net	3,678	3,834
Other assets	142	183
Total assets	$33,253	$31,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,300	$2,137
Accrued expenses	978	849
Customer deposits	198	327
Operating lease obligations, current portion	333	319
Short-term contract obligation	—	38
Line of credit	2,000	2,000
Current maturities of long-term debt	2,197	689
Total current liabilities	8,006	6,359

Long-term debt, less current maturities	5,550	6,009
Long-term operating lease obligations	3,349	3,519
Other long-term liabilities	37	54
Total liabilities	16,942	15,941

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $0.01 par value, authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock of $0.02 par value, authorized 50,000,000 shares; issued and outstanding 6,097,073 shares at September 30, 2020 and 6,011,885 shares at March 31, 2020	122	120
Additional paid-in capital	33,164	32,994
Accumulated deficit	(16,975)	(17,268)
Total stockholders’ equity	16,311	15,846
Total liabilities and stockholders’ equity	$33,253	$31,787

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

CYANOTECH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019

Net sales	$8,571	$7,690	$15,923	$15,761
Cost of sales	5,270	4,627	9,647	9,023
Gross profit	3,301	3,063	6,276	6,738

Operating expenses:
General and administrative	1,472	1,157	2,800	3,188
Sales and marketing	1,374	1,343	2,618	2,751
Research and development	173	154	308	341
Total operating expenses	3,019	2,654	5,726	6,280

Income from operations	282	409	550	458

Interest expense, net	(121)	(182)	(251)	(367)

Income before income taxes	161	227	299	91

Income tax expense (benefit)	6	(1)	6	(4)

Net income	$155	$228	$293	$95

Net income per share:
Basic	$0.03	$0.04	$0.05	$0.02
Diluted	$0.03	$0.04	$0.05	$0.02

Shares used in calculation of net income per share:
Basic	6,054	5,965	6,042	5,942
Diluted	6,163	5,973	6,147	5,963

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

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